EXHIBIT 10.4.e

SENIOR EXECUTIVE RETIREMENT AGREEMENT

Background

         Crown Holdings, Inc. (the “Company”) maintains the Crown Senior Executive Retirement Plan (previously known as the Crown Cork & Seal Company, Inc. Senior Executive Retirement Plan) (the “Plan”) to provide retirement and death benefits to certain of its key management employees. The Plan was amended and restated effective January 1, 2005 in order to comply with the requirements of Internal Revenue Code Section 409A and to implement certain design changes.

         Timothy J. Donahue (the “Participant”), as an executive of the Company, was previously selected to participate in the Plan effective October 1, 2000. The Participant and the Company previously entered into a Senior Executive Retirement Agreement dated September 22, 2000 (the “Original Agreement”). As a result of the amendment and restatement of the Plan effective January 1, 2005, the parties wish to enter into this new Agreement. Upon the execution of this new Agreement, the Original Agreement shall be replaced in its entirety and shall be of no further force and effect. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the definitions set forth in the Plan, which is incorporated herein and made a part hereof.

        Therefore, the Company and the Participant, both intending to be legally bound, hereby agree as follows:

Agreement

        1.      Participation Effective Date. The effective date of the Participant’s participation in the Plan is October 1, 2000.

        2.      Normal Retirement Benefit. The Participant has been designated as a Group C Participant and shall be entitled to a normal Retirement Benefit calculated in accordance with the applicable provision of Section 3.1 of the Plan.

        3.      Normal Retirement Date. The Participant’s Normal Retirement Date is the later of the first day of the month after the Participant attains age 65 or the first day of the month after the Participant’s completion of five years of participation in the Plan.

        4.      Early Retirement Benefit. If the Participant’s Commencement Date precedes his Normal Retirement Date, his Retirement Benefit shall be the amount determined under Section 3.1 of the Plan, reduced by the rate applicable under the early retirement reduction formula in the Pension Plan for the period by which his Commencement Date precedes his Normal Retirement Date.

        5.      Deferred Vested Benefit. The Participant’s vested Retirement Benefit, if any, payable to the Participant if he terminates employment before his attainment of age 60 shall be paid on such Participant’s Commencement Date.

        6.      Disability Benefit. There shall be no short-term or long-term disability benefits payable under the Plan.

        7.      Surviving Spouse Retirement Benefits. If the Participant dies after becoming entitled to a vested Retirement Benefit under the Plan and prior to his Commencement Date, his surviving spouse, if any, shall receive a lump sum survivor benefit equal to 50% of the present value of the Participant’s Retirement Benefit payable as soon as administratively feasible after the Participant’s Commencement Date.

        8.      Death Benefits. If the Participant dies after becoming entitled to a vested Retirement Benefit under the Plan, the Company shall pay to the Participant’s designated beneficiary a lump sum death benefit equal to five times his annual normal Retirement Benefit, as determined under Article III of the Plan; provided, however, that the amount of such death benefit shall be reduced on a dollar-for-dollar basis by the life insurance benefit, if any, paid to a beneficiary designated by the Participant pursuant to any split-dollar life insurance arrangement between the Participant and the Company. This death benefit shall be payable as soon as administratively feasible following the Participant’s death.

        9.      Vesting. The Participant shall be 100% vested in his Retirement Benefits upon meeting the requirements of Article IV of the Plan.

        10.      Form of Benefit. The Participant’s Retirement Benefits shall be paid in the form of a cash lump sum. This lump sum payment shall equal the Actuarial Equivalent present value of his Retirement Benefits.

        11.      Distribution. The Participant’s Retirement Benefits shall be paid on the earlier of (a) the Participant’s Commencement Date or (b) the occurrence of a Change in Control. Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Code Section 409A and the Participant’s Commencement Date is determined by reference to the Participant’s termination of employment, then the payment of the Participant’s Retirement Benefits shall be made on the date that is at least six months and one day after the date of the Participant’s termination of employment.

        12.      Terms of the Plan Control. The Participant agrees to be bound in all respects by all provisions of the Plan, as amended and restated effective January 1, 2005, including without limitation, all decisions of the Committee resolving questions concerning the operation and interpretation of the Plan. Upon the execution of this new Agreement, the Original Agreement shall be replaced in its entirety and shall be of no further force and effect. In all cases in which the Participant has an election or option under the Plan, the Participant must comply with the policies and procedures specified in the Plan or established by the Committee to make such election.

        13.      Interpretation. The Participant shall be considered a Group C Participant for all purposes of the Plan and this Agreement shall be interpreted accordingly. References to Plan provisions shall mean those provisions under the Plan as amended and restated effective January 1, 2005 and nothing in the Plan or in this Agreement shall be interpreted to cause a duplication of benefits. Any change or amendment to such Plan provisions that would affect the Participant’s rights accrued up to the date of such change or amendment shall be effective as to the Participant only with his written consent; provided that, the Company or the Committee may make non-material changes to administrative policies or procedures without the Participant’s consent.

        14.      General. This Agreement shall not constitute an employment contract between the Company and the Participant and shall not be construed as conferring on the Participant the right to continue in the employ of the Company. The Participant, his beneficiary and his surviving spouse shall have no right to assign, transfer, pledge, encumber or otherwise anticipate any payment or interest under the Plan or this Agreement. The Participant acknowledges that he, his surviving spouse and beneficiary shall have no title to, or secured interest in, any assets the Company sets aside, earmarks or otherwise segregates (including in any trust) for the satisfaction of its liabilities under the Plan or this Agreement.

        15.      This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.

        16.      The Participant’s signature below shall constitute not only an acceptance of this Agreement, but also an agreement to all changes made to the Plan as of January 1, 2005.

         This Agreement is entered into as of the 3rd day of May, 2007.

CROWN HOLDINGS, INC.

By:

Timothy J. Donahue